UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date Of Report (Date Of Earliest Event Reported) May 31, 2017

AutoNation, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-13107	73-1105145
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
200 SW 1st Ave
Fort Lauderdale, Florida 33301
(Address of principal executive offices, including zip code)
Registrant's telephone number, including area code (954) 769-6000

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On May 31, 2017, the Board of Directors (the “Board”) of AutoNation, Inc. (the “Company”) appointed Lance E. Iserman as Executive Vice President, Sales and Chief Operating Officer of the Company, effective June 1, 2017. Mr. Iserman, age 52, has served as President of the Company’s Western Region, with responsibility for stores located in the western region of the United States, since October 2014. From August 2001 through September 2014, Mr. Iserman served in various roles within the Company, including as Market President with responsibility for stores located in southern California from November 2011 through September 2014, and as Market President with responsibility for stores located in Phoenix, Arizona and Tucson, Arizona from October 2006 through October 2011.
In connection with his promotion, the Compensation Committee (the “Committee”) of the Board approved a new compensation arrangement for Mr. Iserman. Effective June 1, 2017, Mr. Iserman will be entitled to receive an annual base salary of $750,000. In addition, Mr. Iserman will participate in the 2017 annual incentive program established by the Committee with a 2017 target award equal to 70% of his annual base salary, based on the same performance goals approved by the Committee for the other executive officers of the Company and pro-rated based on time served in his new position during 2017. Mr. Iserman also received a one-time award of 6,505 restricted stock units (“RSUs”) on June 1, 2017. The RSUs will vest in 25% annual increments on each of the first four anniversaries of March 1, 2017.
On May 31, 2017, the Board appointed Mike Jackson as President of the Company, in addition to his current positions as Chairman of the Board and Chief Executive Officer of the Company, effective June 1, 2017. Mike Jackson, age 68, has served as the Company’s Chief Executive Officer and Director since September 1999 and as the Company’s Chairman of the Board since January 2003.
On May 31, 2017, the Company entered into a Separation Agreement and General Release of All Claims (the “Agreement”) with William R. Berman in connection with his resignation as President and Chief Operating Officer effective May 15, 2017. Pursuant to the terms of the Agreement, in consideration for, among other things, his compliance with non-solicitation, no-hire, confidentiality, and cooperation obligations, as well as his compliance with all other agreements between him and the Company, including non-competition agreements, and subject to his re-execution and non-revocation of a release of claims, Mr. Berman will receive severance compensation equal to $2,775,000, less applicable taxes and withholdings, payable in 36 semi-monthly installments over 18 months following his separation of employment with the Company on June 30, 2017. In addition, the Company agreed to pay to Mr. Berman a pro-rated annual bonus for 2017, based on the Company’s actual performance for 2017 and payable at the same time bonuses are paid to the other executive officers of the Company. Mr. Berman’s outstanding equity awards will be governed by the terms of his award agreements and the Company’s equity plans.
The foregoing summary of the Agreement is qualified in its entirety by reference to such Agreement. The Agreement is filed as Exhibit 10.1 to this report and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d)    Exhibits

10.1	Separation Agreement and General Release of All Claims, dated May 31, 2017, by and between AutoNation, Inc. and William R. Berman.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUTONATION, INC.

Date:	June 1, 2017	By:	/s/ C. Coleman Edmunds
C. Coleman Edmunds
Executive Vice President, General Counsel and Corporate Secretary